Exhibit 4.5



                              DECLARATION GUARANTEE (this
                         "Agreement"), dated as of October 10, 1996, among the undersigned trustees (the
                         "Trustees"), Time Warner Inc., a Delaware corporation, as trust sponsor (the
                         "Sponsor"), and TW Inc., a Delaware
                         corporation (the "Guarantor").

          WHEREAS the Sponsor and the Trustees entered into a Declaration of Trust dated as of June 7, 1995 in order to establish under Chapter 38 of Title 12 of the Delaware Code (12 Del. C. Section 3801 et seq.) Time Warner Financing Trust, a statutory business trust (the "Trust");

          WHEREAS the Sponsor and the Trustees entered into an Amended and Restated Declaration of Trust dated as of August 15, 1995 (the "Declaration"), pursuant to which the Trust issued $1.24 Preferred Exchangeable Redemption Cumulative Securities (the "Preferred Securities") representing undivided beneficial interests in the assets of the Trust; and

          WHEREAS the Guarantor desires to unconditionally and irrevocably guarantee, on a subordinated basis, the full and punctual payment and performance (within applicable grace periods) of all the obligations of the Sponsor under the Declaration and the Preferred Securities.

          NOW THEREFORE, the Sponsor, the Guarantor and the Trustees hereby agree as follows:

          SECTION 1. Definitions. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the Declaration.

          SECTION 2. The Guarantee. (a) The Guarantor irrevocably and unconditionally guarantees on a subordinated basis as set forth herein (the "Guarantee"), to each Holder of Preferred Securities and to the Trustees and their successors and assigns, the full and punctual payment and performance (within applicable grace periods) of all the obligations of the Sponsor under the Declaration and the Preferred Securities.

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          (b)  The Guarantor further agrees that the Guarantee
constitutes a guarantee of payment, performance and compliance and not merely of collection.

          (c) The Guarantor's obligation to make any payment hereunder may be satisfied by causing the Sponsor to make such payment.

          (d) The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustees or any Holder of Preferred Securities in enforcing any of their respective rights under the Guarantee.

          SECTION 3. Subordination. The Guarantee constitutes an unsecured obligation of the Guarantor that ranks (a) pari passu with the guarantees delivered by the Guarantor in connection with the 8-7/8% Preferred Trust Securities of Time Warner Capital I, a Delaware statutory business trust, (b) pari passu with the most senior preferred or preference stock of the Guarantor outstanding on the date of this Agreement or hereafter issued and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor, (c) senior in right of payment to the common stock and series common stock of the Guarantor and (d) subordinate and junior in right of payment to all other liabilities of the Guarantor.

          SECTION 4.  GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF NEW YORK.

          SECTION 5.  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

          SECTION 6. Headings. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning hereof.

          SECTION 7. Trustees Not Responsible for Recitals. The recitals herein contained are made by the Sponsor and the Guarantor, and not by the Trustees, and the Trustees assume no responsibility for the correctness thereof. The Trustees make no representation as to the validity or sufficiency of this Agreement.

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          SECTION 8.  Separability.  In case any one or more of
the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

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          IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the day and year first above written.


                         TIME WARNER INC., as Sponsor,

                         by __________________________
                         Name:  Thomas W. McEnerney
                         Title: Vice President


                         __________________________
                         Peter R. Haje,
                         as Trustee


                         __________________________
                         Richard J. Bressler,
                         as Trustee


                         __________________________
                         Thomas W. McEnerney,
                         as Trustee



                         TW INC., as Guarantor,

                         by   __________________________
                         Name:  Thomas W. McEnerney
                         Title: Vice President

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                         THE FIRST NATIONAL BANK OF CHICAGO,
                         as Trustee,

                         by    __________________________
                         Name:  Melissa G. Weisman
                         Title: Assistant Vice  President


                         _________________________
                         Michael J. Majchrzak,
                         as Trustee

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